U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Chloe Holdings, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Averil Capital Markets Group
2029 Century Park East, Suite 1900
--------------------------------------------------------------------------------
                                    (Street)

Los Angeles                          CA                   90067
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Synthonics Technologies, Inc. -   SNNT
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

1/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

                     Financial Advisor
-------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share                       6/18/99        P               35,000      A      $3,500   35,000         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                      10.
                                                                                                            9.        Owner-
                                                                                                            Number    ship
                                                                                                            of        Form
             2.                                                                                             Deriv-    of
             Conver-                    5.                                  7.                              ative     Deriv-  11.
             sion                       Number of                           Title and Amount                Secur-    ative   Nature
             or                         Derivative        6.                of Underlying       8.          ities     Secur-  of
             Exer-             4.       Securities        Date              Securities          Price       Bene-     ity:    In-
             cise     3.       Trans-   Acquired (A)      Exercisable and   (Instr. 3 and 4)    of          ficially  Direct  direct
             Price    Trans-   action   or Disposed       Expiration Date   ----------------    Deriv-      Owned     (D) or  Bene-
1.           of       action   Code     of(D)             (Month/Day/Year)            Amount    ative       at End    In-     ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,         ----------------           or        Secur-      of        direct  Owner-
Derivative   ative    (Month/  8)       4 and 5)          Date     Expira-            Number    ity         Month     (I)     ship
Security     Secur-   Day/     ------   --------------    Exer-    tion               of       (Instr.     (Instr.   (Instr. (Instr.
(Instr. 3)   ity      Year)    Code V    (A)       (D)    cisable  Date     Title     Shares    5)          4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.11    6/18/99  A         389,714          6/18/99  4/1/04   Common    389,714   $389.71     389,714    D
Warrant                                                                     Stock,
                                                                            Par value
                                                                            $0.01 per
                                                                            share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.11    12/27/99 A         2,277,635        12/27/99 4/1/04   Common    2,277,635 $2,277.64   2,277,635  D
Warrant                                                                     Stock,
                                                                            Par value
                                                                            $0.01 per
                                                                            share

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


      /s/ DIANA MARANON                                     January 6, 2000
----------------------------------------------        --------------------------
      **Signature of Reporting Person                             Date
By: Diana Maranon, Managing Director,
on behalf of Chloe Holdings, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2